UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2019

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.003 par value	LNG	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2019 (the “Closing Date”), Cheniere Energy Partners, L.P. (the “Partnership”), a subsidiary of Cheniere Energy, Inc. (the “Company”), entered into a Credit and Guaranty Agreement (the “CQP Credit Facilities”) among the Partnership, as Borrower, certain subsidiaries of the Partnership, as Subsidiary Guarantors, the lenders from time to time party thereto, MUFG Bank, Ltd., as administrative agent (in such capacity, the “Administrative Agent”) and Sole Coordinating Lead Arranger, and certain arrangers and other participants for the incurrence of debt up to an aggregate amount of $1.5 billion. The CQP Credit Facilities consist of:

(i) an approximately $750 million term loan (the “Term Facility”); and

(ii) an approximately $750 million revolving credit facility (the “Revolving Facility”).

The Term Facility and the Revolving Facility will be used by the Partnership to (a) fund the development and construction of Train 6 of the liquefaction project owned by Sabine Pass Liquefaction, LLC, an indirect subsidiary of the Partnership (the “Sabine Pass Liquefaction Project”), and other related facilities of the Subsidiary Guarantors (collectively, the “Train 6 Facilities”) and (b) subject to a sublimit, for general corporate purposes.

On June 3, 2019, the Partnership borrowed approximately $227 million under the Term Facility for the design, development, procurement, construction, commissioning and operation of the Train 6 Facilities and for general corporate purposes.

The CQP Credit Facilities are unconditionally guaranteed by each subsidiary of the Partnership other than SPL, Sabine Pass LNG-LP, LLC and certain subsidiaries of the Partnership owning other development projects, as well as certain other specified subsidiaries and members of the foregoing entities (the “Subsidiary Guarantors”).

Conditions Precedent to Advances

Advances under the CQP Credit Facilities are subject to customary conditions precedent, including the absence of defaults and bring-down of certain representations and warranties.

Interest and Fees

Loans under the Term Facility will bear interest at a variable rate per annum equal to LIBOR plus 1.50% or the base rate plus 0.50%, in each case with a 0.25% step up beginning on the third anniversary of the Closing Date.

Loans under the Revolving Facility will bear interest at a variable rate per annum equal to LIBOR plus a range of 1.25% through 2.125% (depending on the then-current rating of the Partnership) or at the base rate plus a range of 0.25% through 1.125% (depending on the then-current rating of the Partnership).

Interest on LIBOR loans is due and payable at the end of each LIBOR period (and at the end of every three month period within the LIBOR period, if any), and interest on base rate loans is due and payable at the end of each calendar quarter.

The Revolving Facility is available for the issuance of letters of credit. A letter of credit fee equal to the applicable margin for Revolving Loans that are LIBOR loans times the daily maximum aggregate amount available to be drawn under such letter of credit is payable on the undrawn portion of all letters of credit issued under the Revolving Facility.

The CQP Credit Facilities require the Partnership to pay certain upfront fees to the lenders under the CQP Credit Facilities in the aggregate amount of approximately $11 million on the date of the initial advance under the CQP Credit Facilities. The CQP Credit Facilities provide for a commitment fee calculated at a rate per annum equal to 30% of the margin for LIBOR loans multiplied by the average daily amount of the undrawn commitment, payable quarterly in arrears. Annual administrative/agency fees and customary fronting fees must also be paid under the CQP Credit Facilities.

Mandatory Prepayments and Repayments

The CQP Credit Facilities will mature and be fully repaid on the fifth anniversary of the Closing Date. The principal of any loans under the CQP Credit Facilities must be repaid in quarterly installments commencing on the fourth anniversary of the Closing Date based on an amortization schedule. The CQP Credit Facilities provide for mandatory prepayments under customary circumstances, including mandatory prepayments with the proceeds of certain insurance payments and condemnation awards, on receipt of certain proceeds from asset sales, or upon receipt of proceeds by the Partnership or any Subsidiary Guarantor in connection with a termination, settlement or certain other payments in connection with terminal use agreements with certain customers.

Loans under the CQP Credit Facilities may be refinanced, in whole or in part, at any time without premium or penalty, except for interest hedging and interest rate breakage costs.

Covenants

The CQP Credit Facilities contain customary affirmative and negative covenants, subject to exceptions, materiality qualifiers, reasonableness standards, thresholds and grace periods, including customary covenants that restrict the Partnership’s ability to incur additional indebtedness or liens, engage in asset sales, enter into hedging arrangements (other than permitted hedging agreements) and engage in transactions with affiliates.

In addition, the CQP Credit Facilities also limit the Partnership’s ability to make restricted payments as follows: (i) one restricted payment in an aggregate amount not to exceed the Partnership’s reasonable estimate of the Partnership’s Available Cash (as defined in Partnership’s limited partnership agreement) as of the end of the immediately preceding fiscal quarter and (ii) one true-up of the Partnership’s Available Cash as of the end of the immediately preceding fiscal quarter shall be permitted as long as the following conditions have been satisfied: (a) no Default or Event of Default under the CQP Credit Facilities has occurred and is continuing; (b) if required, the 6-month debt service reserve is fully funded; and (c) the Partnership satisfies a 12-month forward looking and backward looking 1.25x debt service coverage ratio test.

Events of Default

The CQP Credit Facilities include customary events of default which are subject to customary grace periods and materiality standards, including, among others:

•	failure to make payments when due under the CQP Credit Facilities;

•	cross default of any indebtedness of the Partnership or any Subsidiary Guarantor in an amount greater than $150 million;

•	cross acceleration of any indebtedness of SPL in an amount greater than $500 million;

•	breach of certain representations or warranties given in connection with the CQP Credit Facilities and breach of certain covenants;

•	bankruptcy or dissolution;

•	judgments and attachments greater than $150 million;

•	change of control (including a requirement that the Company own/control more than 50% of the equity interests of the general partner of the Partnership, subject to a qualified owner exception);

•	invalidity of security interests; or

•	event of total loss or abandonment.

Collateral

The CQP Credit Facilities are secured by a first priority lien (subject to permitted encumbrances) in substantially all the existing and future tangible and intangible assets and rights of the Partnership and the Subsidiary Guarantors and equity interests in the Subsidiary Guarantors (except, in each case, for certain excluded properties set forth in the CQP Credit Facilities).

The foregoing description of the CQP Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the entry into the CQP Credit Facilities above is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On June 3, 2019, the Company revised its corporate presentation. The revised presentation is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

On June 3, 2019, the Company issued a press release relating to the consummation of the transactions described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

The information included in this Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1 and Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

Final Investment Decision

On May 29, 2019, the board of directors of the general partner of the Partnership approved a final investment decision with respect to the investment in the development, construction and operation of Train 6 of the Sabine Pass Liquefaction Project.

Notice to Proceed

On June 3, 2019, the Partnership issued a notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) under the engineering, procurement and construction contract between the Partnership and Bechtel to commence construction of Train 6 of the Sabine Pass Liquefaction Project.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description

10.1*	Credit and Guaranty Agreement, dated as of May 29, 2019, among the Partnership, as Borrower, certain subsidiaries of the Partnership, as Subsidiary Guarantors, the lenders from time to time party thereto, MUFG Bank, Ltd., as Administrative Agent and Sole Coordinating Lead Arranger, and certain arrangers and other participants.

99.1**	Corporate Presentation June 3-4, 2019.

99.2**	Press Release, dated June 3, 2019.

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: June 3, 2019	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley

	Title:	Executive Vice President and Chief Financial Officer